AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 24th day of February, 2009, to the Custody Agreement, dated as of June 22, 2006, as amended (the "Custody Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the FundX Upgrader Fund, the FundX Stock Upgrader Fund, the FundX Aggressive Upgrader Fund, the FundX Conservative Upgrader Fund, the FundX Flexible Income Fund, the FundX ETF Upgrader Fund, the FundX ETF Aggressive Upgrader Fund, the FundX Tactical Upgrader Fund and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend said Custody Agreement to add the FundX Tactical Total Return Fund; and

WHEREAS, Article XIV, Section 14.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANK NATIONAL ASSOCIATION

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Vice President

Amended Exhibit D to the
 Professionally Managed Portfolios Custody Agreement
 DAL Investment Company
Name of Series
FundX Upgrader Fund                                             FundX ETF Upgrader Fund
FundX Aggressive Upgrader Fund                         FundX ETF Aggressive Upgrader Fund
FundX Conservative Upgrader Fund                     FundX Stock Upgrader Fund
FundX Flexible Income Fund                                  FundX Tactical Upgrader Fund
FundX Tactical Total Return Fund

DOMESTIC CUSTODY SERVICES
ANNUAL FEE SCHEDULE FOR - FUNDX UPGRADER FUNDS effective 2/1/2007
Annual fee based upon market value for Fund Complex*:
1 basis point on the first $______
0.5 basis points on the balance
Minimum monthly fee per fund - $300

Portfolio Transaction Fees
$  5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$  7.00 per US Bank repurchase agreement transaction
$  6.00 per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)
$  8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$50.00 per Cedel/Euroclear transaction
$ 9.00 per mutual fund trade
$15.00 per Fed Wire
$15.00 per margin variation Fed wire
$  6.00 per short sale
A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate.
Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.
IRA Documents
Per Shareholder/year to hold each IRA Document                      $8.00

Earnings Credit
On a monthly basis any earnings credits generated from uninvested custody balances will be applied against any cash management service fees generated.  Earnings credits are based on the average yield on the 91 day U.S. Treasury Bill for the preceding thirteen weeks less the 10% reserve.

Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.